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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-44985 of QuadraMed Corporation on Form S-3 of our report dated April 25, 1997 (relating to the consolidated balance sheet of FRA Acquisitions, Inc. as of December 31, 1996, and the related statements of operations, shareholder's equity and cash flows for the year ended December 31, 1996 and the 55 day period ended December 31, 1995 not presented or incorporated by reference separately herein) appearing in the Annual Report on Form 10-K/A of QuadraMed Corporation for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/  DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Los Angeles, California
April 21, 1998

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